Exhibit (a)(8)

GETTY IMAGES ANNOUNCES RESULTS OF EXCHANGE OFFER

SEATTLE, December 15, 2004 - Getty Images, Inc. (NYSE: GYI) announced today that it has completed its offer to exchange up to $265 million aggregate principal amount of its newly issued 0.5% Convertible Subordinated Debentures, Series B due 2023 (the “New Debentures”) and cash ($1.25 per $1,000 principal amount of Outstanding Debentures) for $265 million aggregate principal amount of its outstanding 0.5% Convertible Subordinated Debentures due 2023 (the “Outstanding Debentures”). The exchange offer expired at midnight, New York City time, on December 14, 2004 (the “Expiration Date”).

As of the Expiration Date, $263,000,000 aggregate principal amount of Outstanding Debentures, representing approximately 99% of the total Outstanding Debentures, had been tendered. All Outstanding Debentures that were properly tendered have been accepted for exchange. The closing of the exchange offer is expected to occur on Thursday, December 16, 2004. Following the closing of the exchange offer, approximately $2,000,000 aggregate principal amount of the Outstanding Debentures will remain outstanding.

Goldman, Sachs & Co. is the dealer manager and Georgeson Shareholder Communications, Inc. is the information agent for the exchange offer. Additional details regarding the exchange offer are described in the final prospectus filed with the Securities and Exchange Commission on December 15, 2004. Copies of the final prospectus may be obtained from The Bank of New York, which is serving as the exchange agent for the exchange offer. The Bank of New York’s address, telephone and facsimile number are as follows:

The Bank of New York

Corporate Trust Operations

Reorganization Unit

101 Barclay Street - Floor 7E

New York, NY 10286

Telephone: 212-815-6331

Fax: 212-298-1915

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of the New Debentures in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Some of the statements in this press release may constitute “forward-looking statements.” These statements are based on management’s expectations, assumptions and projections about Getty Images and its industry as of the time the statements are made. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause our actual results to differ materially from our past performance

Getty Images, Inc.

Exchange Offer Results

December 15, 2004

and our current expectations, assumptions and projections. Differences may result from actions taken by the company as well as from risks and uncertainties beyond the company’s control. These risks and uncertainties include, among others, the risks associated with currency fluctuations, changes in the economic, political, competitive and technological environments, and the risks associated with system security, upgrades, updates and service interruptions. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the reports filed by Getty Images with the Securities and Exchange Commission, in particular our Form 10-Q for the quarter ended September 30, 2004 and Annual Report on Form 10-K for the year ended December 31, 2003. Except as required by law, Getty Images undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or other events.

About Getty Images

Getty Images is the world’s leading imagery company, creating and providing the largest and most relevant collection of still and moving images to communication professionals around the globe. From news and sports photography to contemporary and archival imagery, Getty Images’ products are found each day in newspapers, magazines, advertising, films, television, books and Web sites. Gettyimages.com, is the first place customers turn to search, purchase and download powerful imagery. Seattle-headquartered Getty Images is a global company with customers in more than 100 countries.

Contacts:

Investors:	Media:
Jim Epes	Deb Trevino
Vice President, Investor Relations	Vice President, Communications
206.925.6930	206.925.6474
jim.epes@gettyimages.com	deb.trevino@gettyimages.com

2